Sun Bancorp, Inc. Names Keith Stock to Board of Directors

Vineland, NJ – DATE – Sun Bancorp, Inc. (the “Company”) has appointed Keith Stock to the Board of Directors of the Company.  Mr. Stock will also serve as a director of Sun National Bank, the Company's wholly-owned subsidiary, and as a member of the Audit Committee of the Company’s Board of Directors.

Mr. Stock is Chairman and Chief Executive Officer of First Financial Investors, Inc., a financial services investment firm, and senior executive advisor with The Brookside Group, a private investment firm.

“Keith Stock is an accomplished business leader who has an impressive record of success and in-depth management experience in the financial services industry,” said Sidney R. Brown, Chairman and Interim President and CEO. “On behalf of the board and the entire organization, we welcome Keith to Sun and are confident he will make a positive contribution to our growth and success going forward.”

From 2009 to 2011, Mr. Stock served as Senior Managing Director and Chief Strategy Officer of TIAA-CREF.  He was a member of the Office of the CEO with responsibility for corporate development and strategy.  From 2004 until 2008, Mr. Stock served as President of MasterCard Advisors, LLC, the professional services business of MasterCard Worldwide.  He was a member of the MasterCard Operating Committee and Management Council. Mr. Stock previously served as Chairman and Chief Executive Officer of St. Louis Bank, FSB and First Financial Partners Fund I, LP, a private equity firm, Chairman of Treasury Bank, Ltd. and as a director of Severn Bancorp, Inc. and Severn Savings Bank.

Earlier in his career, Mr. Stock was a partner with McKinsey & Company, a senior officer of A.T. Kearney and a financial services sector executive with Capgemini and Ernst & Young.  He began his career with the Mellon Bank (now Bank of New York Mellon).

Mr. Stock serves as Chairman and Chief Executive Officer of Clarien Group Limited as well as Chairman of its wholly-owned subsidiary, Capital G Bank. He is a director of the Foreign Policy Association, Independence Bancshares, Inc., and Alcar, LLC, a privately owned bank holding company.  He is a member of the Economic Club of New York, the Advisory Board of the Institute for Ethical Leadership of Rutgers University Business School, and the International Trustee Election Commission of AFS Intercultural Programs, Inc. (formerly known as the American Field Service).  He received his undergraduate degree from Princeton University and his M.B.A in finance from The Wharton School, University of Pennsylvania.

Sun Bancorp, Inc. (NASDAQ: SNBC) is a $3.26 billion asset bank holding company headquartered in Vineland, New Jersey, with its executive offices located in Mount Laurel, New Jersey. Its primary subsidiary is Sun National Bank, a full service commercial bank serving customers through 50-plus locations in New Jersey. Sun National Bank was named one of Forbes Magazine’s “Most Trustworthy Companies” for five years.  Sun National Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnationalbank.com.